CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
General American Life Insurance Company


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement and Prospectuses for General American Separate Account Twenty-Eight and
General American Separate Account Twenty-Nine.


/s/KPMG LLP

St. Louis, Missouri
April 30, 1999